                                                                 EXHIBIT 4.1(o)

                             ELEVENTH AMENDMENT AND
                              FORBEARANCE AGREEMENT

     This Eleventh Amendment and Forbearance Agreement ("AGREEMENT") is entered into as of September 12, 2001, between Atchison Casting Corporation, a Kansas corporation (the "BORROWER"), Harris Trust and Savings Bank ("HARRIS"), as Agent (Harris in such capacity being hereinafter referred to as the "AGENT"), and each Bank currently party to the Credit Agreement hereinafter identified and defined (the term "BANK GROUP" as used herein to mean each Bank now and from time to time hereafter party to the Credit Agreement and the Agent under the Credit Agreement for such Banks).


                                   BACKGROUND

     A. The Borrower, the Banks party thereto and the Agent entered into an Amended and Restated Credit Agreement dated as of April 3, 1998 (such Credit Agreement, as the same has been amended, waived, or otherwise modified prior to the date hereof, being referred to herein as the "CREDIT AGREEMENT"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

     B. The Borrower and Teachers Insurance and Annuity Association of America ("TIAA") executed and delivered that certain Note Purchase Agreement, dated July 29, 1994 (such Note Agreement, as the same has been amended, waived or otherwise modified prior to the date hereof, being referred to herein as the "NOTE AGREEMENT"), pursuant to which TIAA purchased $20,000,000 in aggregate principal amount of the Borrower's 8.44% Senior Notes due July 29, 2004 ("TEACHERS' NOTES").

     C. The Borrower, TIAA, the Bank Group, and Harris entered into that certain Intercreditor and Collateral Agency Agreement (the "INTERCREDITOR AGREEMENT"), dated February 15, 2000, pursuant to which Harris was appointed as collateral agent (Harris, in such capacity, being the "COLLATERAL AGENT").

     D. As of the date hereof, the Borrower is not in compliance with the Credit Agreement as described on Schedule I attached hereto (collectively, the "EXISTING DEFAULTS").

     E. The Borrower has requested that the Bank Group temporarily waive, or at least temporarily forbear from enforcing its rights and remedies with respect to, the Existing Defaults during the period (such period, as the same may be terminated earlier pursuant to the terms hereof, being hereinafter referred as the "STANDSTILL PERIOD") ending on October 12, 2001 (the "STANDSTILL EXPIRATION DATE"), on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, upon the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Bank Group agree as follows:

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     1. FORBEARANCE. Subject to the terms and conditions of this Agreement, unless and until a Standstill Termination occurs:

          (a) Credit shall remain available under and subject to the Credit Agreement as modified hereby to the Borrower; and

          (b) The Bank Group will not enforce collection of the Obligations or enforce its Liens on the Collateral or exercise any other right or remedy available under the Loan Documents or otherwise against the Borrower or any Subsidiary by virtue of the Existing Defaults.

     2. AMENDMENTS. Subject to the terms and conditions of this Agreement, unless and until a Standstill Termination occurs the Credit Agreement is hereby amended as follows:

          A. Section 4 of the Credit Agreement is hereby amended by inserting in proper alphabetical order the following new defined terms:

          "BURDALE FINANCING" means the credit facilities made available to Atchison Casting UK Limited and its subsidiaries pursuant to the terms of the Facility Agreement dated September 17, 2001 (the "FACILITY AGREEMENT") among Atchison Casting UK Limited and others as Facility Companies and/or Guarantors and Burdale Financial Limited.

          "TENTH AMENDMENT AND FORBEARANCE AGREEMENT" means the Tenth Amendment and Forbearance Agreement dated as of August 13, 2001 among Atchison Casting Corporation, the banks party thereto and Harris Trust and Savings Bank, as Agent.

          B. Section 5.2 of the Credit Agreement is hereby amended by inserting immediately after the word "LIEN" appearing the last line thereof the following: "OTHER THAN ANY LIEN PERMITTED UNDER SECTION 7.9 HEREOF".

          C. Section 7.9 of the Credit Agreement is hereby amended by: (a) re-lettering subclause (h) thereof as new subclause "(i)" and (ii) inserting new subclause (h) as follows:

               (h) Liens upon property of Atchison Casting UK Limited and its Subsidiaries securing indebtedness permitted by Section 7.17(g) hereof.


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          D. Section 7.12 of the Credit Agreement is hereby amended by: (a)
     deleting the "." appearing at the end of subclause (d) thereof and inserting in its place "; AND" and (ii) inserting new subclause (e) as follows:

               (e) Atchison Casting UK Limited and its Subsidiaries may sell receivables under and in accordance with the terms of the Burdale Financing.

          E. Section 7.17 (g) of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

               (g) Atchison Casting UK Limited and its subsidiaries may become and remain liable in respect of obligations under the Burdale Financing; PROVIDED THAT in addition to any maintenance of unavailability required by the lender under the Burdale Financing, until such time as the Borrower and its subsidiaries comply with the so called "WHITE WASHING" procedures there shall be up to a Pound Sterling equivalent of $9,000,000 of unused availability maintained thereunder to the extent possible which amounts shall only be used for the purposes specifically identified in Sections 3(b) and 13.13(c) or
          (d) of the Facility Agreement as originally executed.

          F. The proviso to Section 7.18(d) of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

          "; PROVIDED that the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly (through a Subsidiary or otherwise) increase its Investment in Fonderie d'Autun, a French corporation, above the amount outstanding on August 20, 1999 PLUS (pound)1,000,000 without the consent of the Required Banks."

     3. MAXIMUM EXPOSURE. The temporary increase in Commitments shall permanently reduce, ratably, on the second Business Day after the date hereof by $959,200 (shown, for convenience, on Schedule II attached hereto). During the Standstill Period, and subject to the further provisions of this Paragraph 3, the Borrower must not at any time permit the aggregate principal amount outstanding on the Loans (including Swing Loans) and Letters of Credit to exceed $75,487,626.39 (the "MAXIMUM EXPOSURE CAP"). The Banks agree that, subject to the further provisions of this Agreement, the temporary increase in Commitments (shown, for convenience, on Schedule II attached hereto) under Section 1.14 of the Credit Agreement shall continue in effect during the Standstill Period in the percentages set forth in clause (b) of the last sentence of Section 1.14 of the Credit Agreement. The Borrower shall immediately make such payments as are necessary to assure that the outstanding Loans (including Swing Loans) and Letters of Credit do not exceed the Maximum Exposure Cap.


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     Notwithstanding anything in the Credit Agreement to the contrary, after the
Second Business Day occurring after the effective date hereof the Borrower may only request Loans (including Swing Loans) in excess of $71,587,626.39 (but in any event subject to all the terms and conditions of the Credit Agreement including the Maximum Exposure Cap) and use the proceeds of such Loans consistent with the 12-week budget of the Borrower and its North American Subsidiaries delivered to the Banks on September 12, 2001.

     In addition, on each date on which the Borrower or any of its Subsidiaries receives any Liquidation Proceeds (as defined in Paragraph 7 of the Tenth Amendment and Forbearance), proceeds from the sale of assets (excluding the sale of inventory in the ordinary course and the sale of assets under and in accordance with the Burdale Financing) or repayments on the intercompany note from Atchison Casting UK Limited, the Borrower shall promptly notify the Agent thereof. From and after the date of receipt of such Liquidation Proceeds, proceeds from the sale of assets (excluding the sale of inventory in the ordinary course and the sale of assets under and in accordance with the Burdale Financing) or repayments on the intercompany note from Atchison Casting UK Limited, the aggregate principal amount of Loans (including Swing Loans) and Letters of Credit outstanding may not exceed the total Commitments in effect on the date immediately prior to the date such Liquidation Proceeds, proceeds from the sale of assets (excluding the sale of inventory in the ordinary course and the sale of assets under and in accordance with the Burdale Financing) or repayments on the intercompany note from Atchison Casting UK Limited are received MINUS the aggregate principal amount of such Liquidation Proceeds, proceeds from the sale of assets (excluding the sale of inventory in the ordinary course and the sale of assets under and in accordance with the Burdale Financing) or repayments on the intercompany note from Atchison Casting UK Limited, as applicable, (the "RESERVED COMMITMENT AMOUNT") until such time as the Required Banks have approved the use of all or any portion of such amounts. Thereafter the Borrower may only request Loans (including Swing Loans) in excess of the Reserved Commitment Amount (but in any event subject to all the terms and conditions of the Credit Agreement including the Maximum Exposure Cap) and use the proceeds of such Loans consistent with the use so approved.

     4. WHITE WASHING. The Borrower agrees to use its best efforts, and to cause its Subsidiaries to use their best efforts, to comply as quickly as reasonably practicable with the so called "WHITE WASHING" procedures in the United Kingdom to permit the repatriation to the United States by Atchison Casting UK Limited up to $9,000,000 in addition to the amounts funded with the first utilization under the Burdale Financing either as a repayment of a portion of the amounts outstanding under that certain intercompany note pledged to the Collateral Agent under the Pledge Agreement or as an advance to the Borrower as provided by Sections 3(b) and 13.13(c) or (d) of the Facility Agreement. Immediately upon so complying, the Borrower shall cause Atchison Casting UK Limited to obtain by borrowing or otherwise the maximum amount permitted under the "white washing" rules (not to exceed $9,000,000) and to the extent such amounts are advanced as loans either repay the U.S. Dollar equivalent of such amount to the Borrower as a repayment of a portion of the amounts outstanding under such intercompany note or advance the U.S. Dollar equivalent of such amount to the Borrower as provided by Sections 3(b) and 13.13(c) or (d) of the Facility Agreement, in either case, for application as contemplated by Paragraph 3 of this Agreement.


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     5. ASSET SALES. Paragraph 4 of the Tenth Amendment and Forbearance
Agreement is hereby amended in its entirety to read as follows: [INTENTIONALLY OMITTED.]

     6. ASSET SALES. The Borrower hereby requests that the Banks consent to the sale of certain assets of the Borrower and its Subsidiaries from time to time and agree to release their Liens under the Collateral Documents on the Property so sold. Consent is hereby given to the sale of Property and agreement is hereby made to the release of such Liens on the Property so sold, if and only if the Agent receives, out of the proceeds of such sale, for application to the Obligations as contemplated by the third paragraph of Paragraph 3 of this Agreement, an amount equal to the net proceeds of such sale ("NET PROCEEDS" for such purposes to mean the gross proceeds of any such sale less only those ordinary and necessary capital gains taxes and out-of-pocket transaction expenses in each case directly incurred and payable by the Borrower and its Subsidiaries as a result of such sale). If the Borrower or any Subsidiary shall in connection with any asset sale accept a note or similar instrument, an equity interest or other non-cash compensation in lieu of cash, the Borrower or such Subsidiary shall take all such actions requested by the Agent to confirm that the Collateral Agent's security interest in such note, instrument, equity interest or other non-cash compensation, as applicable, continues to be perfected.

     7. REDUCTION IN COMMITMENTS. Paragraph 7 of the Tenth Amendment and Forbearance Agreement is hereby amended to the extent necessary to provide that the Commitment terminations provided therein shall not apply during the Standstill Period.

     8. INFORMATION. The Borrower and its Subsidiaries shall furnish to the Bank Group no later than September 28, 2001 budget and business plan of operation for the Borrower and its Subsidiaries through June 30, 2002 covering such matters as any Bank may request but in any event including, without limitation, projected cash flow, a projected profit and loss statement, a projected income statement, any proposed disposition of assets and any other non-recurring events having a significant effect on cash flow.

     9. DIVIDENDS AND REDEMPTIONS. Neither the Borrower nor any Subsidiary shall declare, pay or otherwise make any dividend or other distribution in respect of, or otherwise acquire or retire, any of its capital stock; PROVIDED, HOWEVER, that the foregoing shall neither apply to nor operate to prevent Wholly Owned Subsidiaries from declaring and paying dividends to the Borrower or any domestic Subsidiary during the Standstill Period.

     10. LOAN DOCUMENTS REMAIN EFFECTIVE. Except as expressly set forth in this Agreement, the Credit Documents remain unchanged and in full force and effect. Without limiting the foregoing, the Borrower and its Subsidiaries shall comply with all of the terms, conditions, and provisions of the Credit Documents as modified hereby except to the extent such compliance is irreconcilably inconsistent with the express provisions of this Agreement.

     11. STANDSTILL TERMINATION. As used in this Agreement, "STANDSTILL TERMINATION" means the occurrence of the Standstill Expiration Date, or, if earlier, the occurrence of any one or more of the following events: (a) any Event of Default occurs other than the Existing Defaults; (b) any failure (other than any failure constituting an Existing Default) by the Borrower or any


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Subsidiary for any reason to comply with any term, condition, or provision contained in this Agreement or any other Credit Document executed by it; (c) any holder of the Teachers' Notes or any other holder of Debt of the Borrower or any Subsidiary shall commence any action to accelerate such Debt or begin any enforcement action for the collection of such Debt; (d) any forbearance or similar arrangements TIAA enters into with the Borrower shall terminate; (e) any representation made by or on behalf of the Borrower or any Subsidiary in this Agreement or any other Credit Document executed by it or in any other document delivered by it pursuant thereto proves to be incorrect or misleading in any material respect when made (other than any such misrepresentation constituting an Existing Default); (f) the refinancing and payment or other satisfaction of the Teachers' Notes without a corresponding refinancing or satisfaction of the Obligations; (g) Atchison Casting UK Limited shall fail to repay no later than the second Business Day after the effectiveness of this Agreement at least $5,000,000 to the Borrower as a repayment on the intercompany note that is pledged to the Collateral Agent; or (h) Atchison Casting UK Limited shall fail to provide by October 12, 2001 all necessary letters of credit or other indemnity arrangements (estimated to be about $4,000,000) in support of the workers' compensation liabilities of the Borrower and its Subsidiaries. The occurrence of any Standstill Termination shall be deemed an Event of Default under the Credit Agreement. Upon the occurrence of a Standstill Termination, the Standstill Period is automatically terminated and the Bank Group is then permitted and entitled, among other things, to enforce collection of the Obligations, to enforce its liens on the Collateral, and to exercise any and all other rights and remedies that may be available under the Loan Documents or applicable law.

     12. ACKNOWLEDGEMENT OF DEBT; ACKNOWLEDGEMENT OF LIENS. As of the date hereof, the following aggregate principal amounts are outstanding on the Revolving Loans, Swing Loans and Letters of Credit:

                                        AGGREGATE PRINCIPAL
           TYPE OF CREDIT:              AMOUNT OUTSTANDING:
           Revolving Loans                $67,629,607.43
           Swing Loans                          $0
           Letters of Credit               $7,228,685.00

The Borrower hereby confirms its promise to pay, and each Guarantor hereby confirms its guaranty of repayment of, the principal of and interest on the Obligations in accordance with the terms of the Credit Agreement, as modified by this Agreement, without defense, set-off, counterclaim or reduction of any nature whatsoever. The Borrower represents there are currently no Events of Default other than the Existing Defaults. The Borrower and each Guarantor hereby acknowledges and confirms that: (i) the Obligations will continue to be secured by Liens on all accounts, chattel paper, instruments, documents, general intangibles, investment property, deposits, inventory, equipment and substantially all other assets and properties of the Borrower pursuant to the mortgages, security agreements and other instruments and documents heretofore executed and delivered by the Borrower and the Guarantors to or for the benefit of the Bank Group; (ii) such mortgages, security agreements and other instrument and documents, and the rights and remedies of the Bank Group thereunder, the obligations of the Borrower and each


                                      -6-
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Guarantor thereunder, and the Liens created and provided for thereunder, in each case remain in full force and effect and shall not be affected, impaired or discharged hereby; and (iii) nothing herein contained shall in any manner affect or impair the priority of the Liens interests created and provided for thereby as to the obligations which would be secured thereby prior to giving effect to this Agreement.

     13. RELEASE. In consideration of the Required Bank's execution of this Agreement and for other good and valuable consideration, receipt of which is hereby acknowledged, (x) the Borrower and each Guarantor hereby acknowledges that it has no defense, counterclaim, offset, cross-complaint, claim, or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of its liability to pay or perform any of the Obligations, or to pay or perform any of its other obligations with respect to any other loans or other extensions of credit or financial accommodations made available to or for its account by any one or more members of the Bank Group, or to seek affirmative relief or damages of any kind or nature from the Bank Group other than the reservation of rights set forth in Paragraph 18 hereof, and (y) the Borrower and each Guarantor does hereby fully, unconditionally, and irrevocably forever relieve, relinquish, release, waive, discharge, and hold harmless the Bank Group and each of its members and each of its member's current and former shareholders, directors, officers, employees, agents, attorneys, successors, and assigns of and from any and all claims, debts, actions, causes of action, liabilities, demands, obligations, promises, acts, agreements, costs, expenses (including but not limited to reasonable attorneys' fees) and damages of whatsoever kind and nature, whether now known or unknown, based upon, resulting from, arising out of, or in connection with loans or other extensions of credit or financial accommodations made by any one or more members of the Bank Group from time to time to or for the account of the Borrower or any Subsidiary, including, without limitation, any Loans made under, and Letters of Credit issued under, the Credit Agreement or in any way connected with or related to any other instrument or document executed or delivered in connection therewith and/or the administration or collection thereof and/or collateral therefor or guaranties thereof.

     14. NO WAIVER AND RESERVATION OF RIGHTS. The Bank Group is not waiving the Existing Defaults, but is simply agreeing to forbear from exercising its rights with respect to the Existing Defaults to the extent expressly set forth in this Agreement. The Bank Group is not obligated in any way to continue beyond the Standstill Period to forbear from enforcing its rights or remedies, and the Bank Group is entitled to act on the Existing Defaults after the occurrence of a Standstill Termination as if such defaults had just occurred and the Standstill Period had never existed. The Bank Group makes no representations as to what actions, if any, the Bank Group will take after the Standstill Period or upon the occurrence of any Standstill Termination, an Event of Default, or an event which with notice or lapse of time, or both, would constitute an Event of Default, and the Bank Group must and does hereby specifically reserve any and all rights and remedies it has (after giving effect hereto) with respect to the Existing Defaults and each other Event of Default that may occur.

     15. INTEGRATION. This Agreement is intended by the Bank Group as a final expression of its agreement as to the subject matter hereof and is intended as a complete and exclusive statement of the terms and conditions of that agreement.


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     16. EFFECTIVENESS. This Agreement shall take effect upon (i) its acceptance
(without modification) by the Required Banks and the Borrower on or before September 12, 2001, in the spaces provided for that purpose below, (ii) execution by the Guarantors of the acknowledgment attached hereto, and (iii) execution of the documents necessary to effect the Burdale Financing. By its acceptance hereof, the Borrower and each Guarantor hereby represents that it has duly considered the consequences of this Agreement after consultation with counsel and such other advisors as it deems appropriate under the circumstances, it has the necessary power and authority to execute, deliver, and perform the undertakings contained herein, and that the same does bind it hereto.

     17. SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. The Borrower and each Guarantor hereby submits to the non-exclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower and each Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, EACH GUARANTOR, THE AGENT, AND EACH BANK HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     18. RESERVATION OF RIGHTS. Notwithstanding anything to the contrary in this Agreement, the Credit Agreement or any Collateral Document, if at any time prior to October 17, 2001, any Bank receives, directly or indirectly, proceeds from the Burdale Financing, Liquidation Proceeds, proceeds from the sale of assets or repayments on the intercompany note from Atchison Casting UK Limited and the Borrower files a proceeding under Title 11 of the United States Code any time prior to October 17, 2001, the Borrower reserved it right to contend that all of said proceeds received by any such Bank, less any amounts reloaned to the Borrower, are to be treated in the bankruptcy proceeding as cash collateral and not repayments of the Loans and the Banks reserve the right to contest any such assertion and object to any use of cash collateral or any reborrowing of any Loans. For the avoidance of doubt this Paragraph does not affect, either directly or indirectly, any proceeds received by National Westminster Bank plc from the Burdale Financing as a repayment of any amounts owing to National Westminster Bank plc by Atchison Casting UK Limited or its subsidiaries.

     19. MISCELLANEOUS. The Borrower shall pay all costs and expenses of the Bank Group incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and the administration of the Loan Documents and the transactions contemplated thereby, including the reasonable fees and expenses of counsel to the Bank Group. This Agreement shall be governed by and construed in accordance with Illinois law (without regard to principles of conflicts of laws)

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     This Eleventh Amendment and Forbearance Agreement is entered into between the parties hereto as of the date and year first above written.

                                       ATCHISON CASTING CORPORATION


                                       By: /s/ Kevin T. McDermed
                                          Name:  Kevin T. McDermed
                                          Title: V.P. & Treasurer

                                 HARRIS TRUST AND SAVINGS BANK, in its
                                   individual capacity as a Bank and as Agent


                                 By: /s/ Neal J. Golub
                                 Title: Vice President


                                 COMMERCE BANK, N.A.


                                 By: /s/ Dennis R. Block
                                 Title: Senior Vice President


                                 FIRSTAR BANK, N.A., (f/k/a Mercantile Bank)


                                 By: /s/ Craig D. Buckley
                                 Title: Vice President


                                 KEY BANK NATIONAL ASSOCIATION


                                 By: _______________________________________
                                 Title:_____________________________________

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                                 COMERICA BANK


                                 By: /s/ Andrew R. Craig
                                 Title: Vice President

                                 HIBERNIA NATIONAL BANK


                                 By: _______________________________________
                                 Title:_____________________________________


                                 NATIONAL WESTMINSTER BANK PLC

                                 Nassau Branch


                                 By: /s/ Pete Ballard
                                 Title: Head of Mid Corporate Team Specialized
                                   Lending Services


                                 New York Branch


                                 By: /s/ Pete Ballard
                                 Title: Head of Mid Corporate Team Specialized
                                   Lending Services


                                 WELLS FARGO BANK, NATIONAL ASSOCIATION
                                   (successor by merger to Norwest Bank
                                   Minnesota, N.A.)


                                 By:
                                 Title:_____________________________________




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